Exhibit 99.(h)(6)

Exhibit C

To the Chief Compliance Officer Services Agreement

Effective November 13, 2025

Name of Series

WisdomTree Short-Term Treasury Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long-Term Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 500 Digital Fund

WisdomTree Technology & Innovation 100 Digital Fund

WisdomTree Short-Duration Income Digital Fund

WisdomTree Treasury Money Market Digital Fund

WisdomTree Siegel Global Equity Digital Fund

WisdomTree Siegel Longevity Digital Fund

WisdomTree Siegel Moderate Digital Fund

WisdomTree Private Credit and Alternative Income Digital Fund

WisdomTree Equity Premium Income Digital Fund